THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES OR BLUE SKY LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS APPLICABLE.

WARRANT TO PURCHASE
COMMON STOCK
OF
TASKPORT, INC.

This is to certify that Day & Campbell, LLP (the “Holder”) is entitled, subject to the terms and conditions hereinafter set forth, to purchase 10,000 shares of Common Stock, par value $0.0001 per share (the “Common Shares”), of Taskport, Inc., a California corporation (the “Company”), from the Company at the price per share and on the terms set forth herein, and to receive a certificate for the Common Shares purchased on presentation and surrender to the Company with the subscription form attached, duly executed and accompanied by payment of the purchase price of each share purchased either in cash or by certified or bank cashier’s check or other check payable to the order of the Company.

The purchase rights represented by this Warrant are exercisable commencing on the date hereof, through and including June 30, 2010, at a price per Common Share of $1.00, subject to adjustment as hereinafter provided.

The purchase rights represented by this Warrant are exercisable within the period specified and at the price specified; provided, however, that such purchase rights shall not be exercisable with respect to a fraction of a Common Share. In case of the purchase of less than all the Common Shares purchasable under this Warrant, the Company shall cancel this Warrant on surrender hereof and shall execute and deliver a new warrant of like tenor and date for the balance of the shares purchasable hereunder.

The Company agrees at all times to reserve or hold available a sufficient number of Common Shares to cover the number of shares issuable on exercise of this and all other Warrants of like tenor then outstanding.

This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatever except the rights herein expressed and no dividends shall be payable or accrue in respect of this Warrant or the interest represented hereby or the Common Shares purchasable hereunder until or unless, and except to the extent that, this Warrant shall be exercised.

In the event that the outstanding Common Shares hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend:

(a) The aggregate number, price and kind of Common Shares subject to this Warrant shall be adjusted appropriately;

(b) Rights under this Warrant, both as to the number of subject Common Shares and the Warrant exercise price, shall be adjusted appropriately; and

(c) In the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation, this Warrant shall terminate, but the registered owner of this Warrant shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise this Warrant in whole or in part to the extent that it shall not have been exercised.

The foregoing adjustments and the manner of application of the foregoing provisions may provide for the elimination of fractional share interests.

The Company shall not be required to issue or deliver any certificate for Common Shares purchased on exercise of this Warrant or any portion thereof prior to fulfillment of all the following conditions.

Unless the Common Shares underlying this Warrant are registered under the Securities Act of 1933 (the “Act”), sales of such underlying Common Shares may only be made pursuant to Rule 144 under the Act at such time as the Holder is legally able to effect sales of Common Shares underlying the Warrant pursuant to Rule 144 or other applicable exemption.

The Holder shall have the right to exercise all or a portion of this Warrant as follows:

(a) The completion of any required registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other government regulatory body which is necessary;

(b) The obtaining of any approval or other clearance from any federal or state government agency which is necessary;

(c) The obtaining from the holder of the Warrant, as required in the sole judgment of the Company, of a representation in writing that the holder is acquiring such Common Shares for the holder’s own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, if the Common Shares underlying the Warrant have not been registered under the Act; and

(d) The placing on the certificate, as required in the sole judgment of the Company, of an appropriate legend and the issuance of stop transfer instructions in connection with this Warrant and the Common Shares underlying the Warrant to the following effect:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER OF THE SHARES OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

The Holder shall have piggyback registration rights for any Common Shares underlying the Warrant in connection with any registration statement filed by the Company to register securities of the Company for sale to the public (except a registration statement filed in connection with an acquisition or exchange offering or a registration statement filed on Form S-8). The Company shall give prompt written notice to the Holder of any such proposed registration, and the Holder shall inform the Company, within 20 days after receipt of such notice, if it wishes to register any of the Common Shares underlying the Warrant in the Company’s registration statement. If the Holder does not so inform the Company, the Company shall have the right to assume that Holder does not wish to register any of the Common Shares underlying the Warrant in the Company’s registration statement. The Company shall pay all costs and expenses of such registration, excluding fees and expense of counsel for Holder and underwriting discounts, commissions, or expenses of Holder with respect to the sale of Common Shares underlying the Warrant. The Company shall have the right to require the Holder to defer such piggyback registration at the request of any underwriter for the securities of the Company in a registered public offering by the Company in which gross proceeds of $10,000,000 or more are received by the Company, or at the request of any NASD registered broker-dealer acting as the Company’s exclusive placement agent in a private offering in which gross proceeds of $4,000,000 or more are received by the Company.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by the signature of its duly authorized officer.

TASKPORT, INC.

Dated: June 30, 2005	By:
Richard Lusk
President